Exhibit 99.1

FOR IMMEDIATE RELEASE

Agilysys, Inc. to File 10-K

CLEVELAND – June 13, 2005 – Agilysys, Inc. (NASDAQ: AGYS), a leading provider of enterprise computer technology solutions, today announced that it will file its fiscal 2005 Form 10-K with the Securities and Exchange Commission on Tuesday, June, 14, 2005. The company’s Form 10-K will report fiscal 2005 fully diluted earnings per share of $0.70. The company will also report a material weakness in its internal control over financial reporting pursuant to Section 404 of the Sarbanes Oxley Act of 2002.

Agilysys stated that final audit adjustments will decrease fiscal 2005 net income by $0.02 to $0.70 per diluted share, compared with the $0.72 per diluted share previously reported in the company’s unaudited earnings release issued May 10, 2005. The adjustment to earnings per share is primarily related to an accrual for a long-term incentive plan.

In its evaluation of the effectiveness of internal control over financial reporting as of March 31, 2005, management identified as a material weakness inadequate controls over the vendor debit process. Vendor debits are transactional discounts on purchases from major suppliers. The vendor debit process is manually intensive and involves thousands of individual transactions. Management’s assessment of internal control over financial reporting has been audited by Ernst & Young LLP, and they concur with management’s findings.

Agilysys is in the process of remediating the weakness described above. Additional review and approval of the vendor debit process has been added to internal controls. In addition, management is evaluating all systems and procedures relative to the vendor debit process with the objective of implementing automated preventive controls and other process improvements in the near future.

Martin Ellis, Agilysys executive vice president, treasurer and chief financial officer, said, “Agilysys is committed to implementation of systems and processes that best ensure the accuracy and integrity of our financial reporting. While we believe that the weakness we have identified has not materially impacted the accuracy of our reports, we will take this opportunity to address the accounting control issues raised in our review of the vendor debit process.”

The company also notes that, as previously announced on May 16, 2005, it will cause redemption of its Convertible Trust Preferred Securities on June 15, 2005. Holders of the securities will be required to accept a cash payment of $51.72 for each Trust Preferred Security or convert the Trust Preferred Securities into common shares of Agilysys by the redemption date. The conversion rate is 3.1746 common shares for each Trust Preferred Security, or the equivalent of $15.75 per common share.

Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.

Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys anticipated revenue gains, sales volume, margin improvements, cost savings, and new product introductions.

Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate acquisitions, strategic alliances, and joint ventures.

In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2004. Interested persons can obtain it free at the Securities and Exchange Commission’s website, which is located at www.sec.gov.

About Agilysys, Inc.
Agilysys is one of the foremost distributors and premier resellers of enterprise computer technology solutions. It has a proven track record of delivering complex server and storage hardware, software and services to resellers, large and medium-sized corporate customers, as well as public-sector clients across a diverse set of industries. In addition, the company provides customer-centric software applications and services focused on the retail and hospitality markets. Headquartered in Mayfield Heights, Ohio, Agilysys has sales offices throughout the United States and Canada. For more information, visit www.agilysys.com.

Contact:	Martin Ellis Executive Vice President, Treasurer and Chief Financial Officer Agilysys, Inc. 440-720-8682 martin.ellis@agilysys.com

Media Contact:	Julie Young Director, Corporate Communications Agilysys, Inc. 440-720-8602 julie.young@agilysys.com

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